Exhibit 3.1

CERTIFICATE OF AMENDMENT OF BYLAWS
OF
RIVIERA HOLDINGS CORPORATION

The undersigned, as Secretary of RIVIERA HOLDINGS CORPORATION, a Nevada corporation (the “Corporation”), does hereby certify that the following amendments to the bylaws of the Corporation (the "Bylaws") were duly adopted by the Directors at a meeting of the Corporation's Board of Directors on the 19th day of April, 2010.

RESOLVED:  A new Section 3.02 of ARTICLE III of the Bylaws is added, reading as follows:

3.02           Office of the CEO.

(a)           In addition to the officer positions specified elsewhere in this Article III, there shall be an officer position titled “Office of the CEO,” which position shall be held collectively by those officers designated by the Board of Directors.  The Board of Directors has sole power and authority to change the composition of the Office of the CEO.

(b)           The powers, authority, duties and responsibilities of the Office of the CEO shall be determined by the Board of Directors.  The  Board of Directors has sole power and authority to change the powers, authority, duties or responsibilities of the Office of the CEO.

(c)           Action or authorization by the Office of the CEO requires approval by at least a majority of its members in attendance at a meeting at which a quorum is present.  The presence of at least a majority of the members of the Office of the CEO at a meeting for which notice has been duly given or waived is required in order to constitute a quorum for the conduct of business at a meeting of the Office of the CEO.  Notice shall be given at least 24 hours in advance of any meeting; provided, however, that (i) any individual member of the Office of the CEO can waive the requirement for notice to him or her and (ii) a majority of the members of the Office of the CEO can waive the notice requirement in its entirety for any meeting.

(d)           Any matter that falls within the authority of the Office of the CEO, but on which a decision is not reached by a majority of its members, shall be referred to the Board of Directors for final resolution.

(e)           Any and all powers, authority, duties and responsibilities conferred on the President or the Chairman of the Board by these Bylaws or by applicable law may, by resolution of the Board of Directors, be transferred to the Office of the CEO without the need to amend these Bylaws, unless prohibited by applicable law.

RESOLVED:  Sections 3.02 and 3.03 of ARTICLE III of the Bylaws are renumbered as Sections 3.03 and 3.04, respectively.

RESOLVED:  Section 3.04 of ARTICLE III of the Bylaws is renumbered as Section 3.05 and is amended and restated to read as follows:

Section 3.05.  Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors.  He may call meetings of the Board of Directors and of any committee of the Board of Directors whenever he deems it advisable.  He may appoint ad hoc committees of the Board of Directors and prescribe the scope of their duties.  He shall have such other powers and duties as may from time to time be prescribed in these Bylaws or by the resolution of the Board of Directors.  Any and all powers, authority, duties and responsibilities conferred on the Chairman of the Board by these Bylaws or by applicable law may, by resolution of the Board of Directors, be transferred to the Office of the CEO without the need to amend these Bylaws, unless prohibited by applicable law.

RESOLVED: Section 3.05 of ARTICLE III of the Bylaws is renumbered as Section 3.06, and paragraph (a) thereof is amended and restated to read as follows:

(a)           The President shall be subject to the control and direction of, and shall report to, the Board of Directors.  He shall keep the Board of Directors informed concerning the affairs and condition of the business of the Company.  He shall have such powers and duties as may from time to time be prescribed by these Bylaws or by resolution of the Board of Directors.  In the absence or incapacity of the Chairman of the Board, the President shall preside as chairman at all meetings of the stockholders or the Board of Directors.

RESOLVED:  Section 3.06 of ARTICLE III of the Bylaws, as renumbered pursuant to the preceding resolution, is amended by adding a new paragraph (c) reading as follows:

(c)           Any and all powers, authority, duties and responsibilities conferred on the President by these Bylaws or by applicable law may, by resolution of the Board of Directors, be transferred to the Office of the CEO without the need to amend these Bylaws, unless prohibited by applicable law.

RESOLVED:  Sections 3.06, 3.07, 3.08, 3.09 and 3.10 of ARTICLE III of the Bylaws are renumbered as Sections 3.07, 3.08, 3.09, 3.10 and 3.11, respectively.

DATED:  April 23, 2010

/s/ Tullio J. Marchionne
TULLIO J. MARCHIONNE, Secretary